                           AVALONBAY COMMUNITIES, INC.
                       2900 EISENHOWER AVENUE, THIRD FLOOR
                              ALEXANDRIA, VA 22314
                                 MARCH 24, 2000

Gilbert M. Meyer
26007 Torello Lane
Los Altos Hills, CA 94022

           RE:       RETIREMENT AGREEMENT

Dear Mr. Meyer:

           This letter agreement (the "Agreement") confirms the terms that will govern your resignation, by reason of retirement, from your offices and employment with AvalonBay Communities, Inc. (the "Company," a term which for purposes of this Agreement includes its related or affiliated entities).

           1. Retirement; Nomination as Director at 2000 Annual Meeting. You and the Company hereby confirm that you will retire (i) effective immediately following the next annual meeting of the shareholders of the Company if held in May 2000, or (ii) if such annual meeting is held after May 2000, effective as of May 10, 2000 (such date as may apply, the "Date of Retirement"). Accordingly, you hereby irrevocably tender your resignation, as of the Date of Retirement, as Executive Chairman of the Company and (except for your position as a Director of AvalonBay Communities, Inc.) from all positions and offices you hold with the Company or any of its affiliated entities. The Company hereby acknowledges your retirement and accepts your resignations effective as of the Date of Retirement.

                  Subject to the execution in good faith by the Company's Board of Directors of its fiduciary duties, the Company agrees that the Board (i) shall nominate you for re-election at the Company's 2000 annual meeting of stockholders as a Director of the Company and, (ii) following the 2000 annual meeting shall grant you the honorary title of "Founder". Following the Date of Retirement and upon your re-election as a Director, if applicable, in calendar year 2001 and thereafter for so long as you remain a Director, you will receive the same compensation as other outside non-employee Directors of the Company. You waive your right, if any, to receive compensation, whether in the form of stock grants, options awards or otherwise, as an outside non-employee Director during calendar year 2000.

                  The Company will make a public announcement on or promptly following the date hereof, in a mutually acceptable form, regarding your retirement in May 2000.

           2.      Compensation Through Date of Retirement.

                   (a) Through the Date of Retirement, you will continue to receive a base salary at a rate of $410,000 per year (subject to applicable withholding).

                   (b) On the Date of Retirement, you will be paid in lieu of a prorated cash bonus for calendar year 2000 the amount of $73,374.32 (subject to applicable withholding).

Gilbert M. Meyer
March 24, 2000
Page 2





                   (c) As of the date of this letter, your accrued but unused vacation is 56 days. From and after the date hereof, you will no longer accrue additional vacation per bi-weekly pay period and/or be charged against such accrual for vacation days you reasonably use between the date of this letter and the Date of Retirement. You will be paid $62,904.11 (i.e., 56/365 ($410,000)) for all accrued but unused vacation days on the Date of Retirement (subject to applicable withholding).

                   (d) Through the Date of Retirement, you will receive the benefits for which you are eligible under the Company's other generally applicable employee benefit plans, practices and policies.

                   (e) By vote of the Compensation Committee on February 28, 2000, your cash bonus and equity awards in respect of service during 1999 are as follows: $243,200 cash bonus (which is fully vested and has been paid to you in accordance with the Company's practice for senior managers); 7,260 restricted shares of common stock; and 59,400 stock options with an exercise price equal to the market closing price on February 28, 2000. Such options and shares will vest in accordance with the customary terms provided therein, subject, in the case of options, to acceleration on the Date of Retirement as provided herein, and, in the case of restricted shares, subject to Section 4 hereinbelow.

           3.      Split Dollar Life Insurance/Term Life.

                   (a) In recognition of your services to the Company, the Company will continue to pay, for so long as such payments are due, all premiums then due and payable on, but only to the extent relating to, the whole-life portion of, the split dollar life insurance policy obtained for you pursuant to Section 3(d) of the Employment Agreement dated March 9, 1998, by and between you and the Bay Apartment Communities, Inc. (a predecessor name of the Company) (the "Employment Agreement"); provided that the Company's obligations to pay under this Section 3 are conditioned upon your payment of all premiums payable on, but only to the extent relating to, the term-life portion of, said split dollar life insurance policy. You agree to cooperate with the Company in verifying your continuing satisfaction of the foregoing condition. The Company agrees to promptly notify you and you agree to promptly notify the Company of any premium notice or other notice it or you receive from the insurer relating to the policy. In the event that the Company determines that its obligation to make payments under this Section 3 has ceased by reason of your non-payment of premiums relating to the term-life portion of said split dollar life insurance policy, the Company shall provide you with thirty (30) days advance written notice of its intent to terminate payments hereunder. Such notice shall identify specifically your non-payment of the term life premium that is the basis on which the Company asserts its right to cease payments and shall provide you with a

Gilbert M. Meyer
March 24, 2000
Page 3
reasonable opportunity to cure.

                   (b) As an additional retirement benefit, the Company has agreed to provide you with the following death benefit, which shall provide assurances to you that the fees payable to you under the Consulting Agreement in respect of your services during the three year period following the date hereof will accrue to you or your estate in the event of your death during such period:

                   (i) In the event that you die during the three year period following the Date of Retirement, the Company will pay in accordance with Sections 14(j) below, on the date or dates when such payments would otherwise have been due, the remaining cash consulting Fees due to you under the Consulting Agreement.

                   (ii) You agree to use reasonable best efforts to cause a life insurance company to tender to you an offer of a term life insurance policy with reasonable commercial rates that will provide a death benefit approximately equal to the cash consulting Fees still due you under the Consulting Agreement. You will advise the Company of the premiums due therefor prior to entering into such life insurance policy, and the Company will advise you as to whether the Company intends to reimburse you for the premiums therefor in accordance with the next clause (iii). To satisfy this clause
                          (ii), you may procure two policies, one of which may lapse after one year.

                   (iii) If the Company reimburses you for the premiums therefore, you will enter into such policy, whereupon, during the term of such policy, the Company's obligations under clause (i) shall not apply. You shall have the right to designate, and from time to time change, the beneficiary(ies) under such policy.

                   (iv) If the Consulting Period is terminated by the Company for Cause (as set forth in the Consulting Agreement), the Company's obligations in this Section 3(b) shall not apply after the date of such termination.

                   (v) By way of clarification, you and the Company agree that in no event shall you or your estate or other beneficiaries be paid in the aggregate, by virtue of the Company's obligations hereunder, or under the Consulting Agreement, or by virtue of the term life insurance policy that may be procured as contemplated hereby, an

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Gilbert M. Meyer
March 24, 2000
Page 4
                          amount in cash that exceeds the cash consulting Fees that you otherwise would have received under the Consulting Agreement for full service thereunder, and, in the event that you or your estate does receive such excess cash payments, the amount of such excess shall be promptly reported to and remitted to the Company.

                   (c) As an additional retirement benefit, the Company further has agreed that, in the event you die before all common stock deliverable to you as Additional Fees under the Consulting Agreement has been delivered, the Company shall deliver such installment or installments of common stock in accordance with Section 14(j) below, on the date or dates when such deliveries would otherwise have been due under Section 1(b) of the Consulting Agreement.

           4.      Restricted Stock, Deferred Stock Awards and Founder's Stock.

                   (a) You and the Company agree and acknowledge that the Company's 1994 Stock Incentive Plan, as amended (the "Stock Incentive Plan") provides that all remaining shares of the restricted common stock of the Company that you were granted as Restricted Stock Awards are to continue to vest from and after the Date of Retirement in accordance with the terms of each such grant. For clarification, Exhibit A hereto describes all such Restricted Stock. Notwithstanding the foregoing, for good and valuable consideration, you hereby waive your right to and forfeit, as of the Date of Retirement, all then remaining unvested Restricted Stock. To the extent the Company has not already done so with respect to previously vested Restricted Stock, the Company shall (or shall cause the Company's transfer agent to) (i) promptly deliver to you certificates representing such stock with no restrictive legends, and such stock shall be freely transferable by you subject to applicable securities laws and the Company's insider trading policy, which shall apply to you in your capacity as a Director; and (ii) remove all restrictive legends on shares previously issued to you. In the event that you hold or were given certificates regarding such restricted shares, the Company's obligation in the preceding sentence is subject to: (A) delivery by you to the Company or its agent of such certificate; or (B) your delivery to the Company or its agent of a loss affidavit. You acknowledge that the Company has advised you to consult an attorney regarding your continuing obligations under Section 16 of the Securities Exchange Act of 1934, as amended, as well as other federal and state securities (including insider trading) laws. You agree that you shall continue to be bound by the Company's insider trading policy for so long as you are a Director.

                   (b) The Company acknowledges that as of the date hereof, you have 24,977 Deferred Stock Awards, which number will continue to grow as a result of the reinvestment of "phantom" dividends in accordance with the Company's current practice and shall be adjusted equitably to reflect stock splits, stock dividends or similar changes



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Gilbert M. Meyer
March 24, 2000
Page 5
affecting the common stock of the Company prior to your conversion of such Deferred Stock as provided hereinbelow. The Company agrees that you may convert some or all of your Deferred Stock Awards into common stock of the Company at any time after May 10, 2000 upon ten (10) business days written notice (with stock certificates promptly delivered to you). Your right to convert the Deferred Stock Awards remains subject to all applicable securities laws. Promptly upon your ceasing to serve as a Director, any remaining Deferred Stock Awards promptly shall be converted into common stock of the Company and paid to you. Your right to have the Deferred Stock Awards convert into common stock and be paid to you will in no way depend on your service under the Consulting Agreement or any defaults by you thereunder.

                   (c) The Company shall (or shall cause the Company's transfer agent to) remove all restrictive legends from your founder's shares (i.e., stock you held in Bay Apartment Communities, Inc. at the time of its initial public offering). In the event that you hold or were given certificates regarding such founder's shares, the Company's obligation in the preceding sentence is subject to: (i) delivery by you to the Company or its agent of such certificate; or (ii) your delivery to the Company or its agent of a loss affidavit.

           5.      Stock Options.

                   (a) You and the Company agree and acknowledge that the Stock Incentive Plan provides that by reason of your retirement, all options to purchase shares of the Company's common stock that you were granted shall automatically vest as of the Date of Retirement. For clarification, Exhibit B hereto lists all such options and their respective exercise prices. The Company acknowledges that, assuming that you continue to serve as a Director immediately following your retirement, the exercise periods with respect to your various options are unaffected by your retirement. Accordingly, (i) you have until the earlier of (A) the expiration of three (3) months following the termination of your membership on the Company's board of directors (or six (6) months from your death if you die while a director) or (B) the expiration of the original term of such option (i.e., ten years after its grant date), in which to exercise those options granted to you prior to 1999; and (ii) you have until the earlier of (A) the expiration of twelve months following the termination of your membership on the Company's board of directors (or six (6) months from your death if you die while a director) or (B) the expiration of the original term of such option (i.e., ten years after its grant date) in which to exercise those options granted to you in or after 1999.

                   (b) Notwithstanding the foregoing, the Board of Directors, or the Compensation Committee of the Board of Directors of the Company, has taken such action as is necessary so that with respect to options granted on January 24, 1997, January 30, 1998, and February 28, 2000 you will have until January 24, 2007,

Gilbert M. Meyer
March 24, 2000
Page 6
January 30, 2008 and February 28, 2010, respectively in which to exercise such options (collectively, the "Extended Options") subject to the following provisions. In the event that you wilfully and materially breach the terms of the Consulting Agreement or the Mutual Release and Separation Agreement each dated as of March 24, 2000, by and between you and the Company (respectively, the "Consulting Agreement" and the "Separation Agreement"), (a "Material Breach") at any time after the date hereof and within thirty-six (36) months of the Date of Retirement, in addition to the Company's rights to obtain equitable relief or damages for such breach, the Company may suspend thirty-three percent (33%) of the original amount of each tranche of the Extended Options (or, with respect to a tranche of Extended Options for which less than thirty-three percent (33%) of the original amount is outstanding at that time, all such tranche of Extended Options) ("Suspended Options"). The Company shall suspend your right to exercise the Suspended Options by (i) filing a request for arbitration within a reasonable time after any Senior Manager (i.e., any individual holding the title of Senior Vice President or higher) learns of the Material Breach, which request specifically states that the Company is suspending your right to exercise, or (ii) in the event the Company reasonably determines that your asserted Material Breach is curable, by sending you a written notice describing the Material Breach and the steps you must take to cure such Material Breach. In the event that the Company asks you to cure a Material Breach and you fail to cure such breach to the Company's satisfaction within five (5) business days following delivery to you of written notice from the Company, the Company then may commence an arbitration proceeding, in which case your right to exercise the Suspended Options will remain suspended. In the event that an arbitrator determines that you have not committed a Material Breach, the arbitrator may award you damages directly caused by the suspension of your right to exercise the Suspended Options. In the event that an arbitrator determines that you have committed a Material Breach, the exercise period of the Suspended Options shall terminate immediately, without prejudice to the Company's right to obtain equitable relief or damages for such Material Breach; provided that an award of additional damages (if any) shall take into account termination of the Suspended Options. Nothing contained herein otherwise shall be deemed to limit the Company's right to obtain equitable relief or damages for a Material Breach that occurs before or after thirty-six
(36) months after the date you execute this Agreement.

           In the event of your death, your options shall be exercisable by your legal representative or legatee in accordance with their terms.

           6. Loan Forgiveness. The Company will forgive, on the Date of Retirement, the amount you owe in consideration of loans the Company made to you in connection with the grant of restricted stock prior to the date hereof (i.e., approximately $72,500). On or promptly following the Date of Retirement, the promissory notes representing the

Gilbert M. Meyer
March 24, 2000
Page 7
approximately said indebtedness shall be returned to you marked "Paid in Full." You understand and acknowledge that the Company will not make any further loans to you with respect to restricted stock awarded to you in calendar year 2000.

           7. Expense Reimbursement. You shall continue to be entitled to reimbursement of reasonable business expenses incurred through the Date of Retirement in accordance with Section 4(a) of the Employment Agreement. As a Director, you will be entitled to reimbursement of reasonable business expenses in accordance with the Company's customary practices, from and after the Date of Retirement.

           8. Status of Other Benefits. Except as expressly provided hereinabove, your eligibility to participate in any of the Company's employee benefit plans or programs ceases on or after the Date of Retirement in accordance with the terms and conditions of each of those benefit plans and programs and your rights to benefits under any of the employee benefit plans or programs, if any, are governed by the terms and conditions of each of those employee benefit plans and programs; provided, that nothing in this Section 8 shall be construed to affect you or your dependents' rights thereafter to receive continuation coverage to the extent authorized by and consistent with 29 U.S.C. Section 1161, et. seq. (commonly known as "COBRA") and applicable group health and dental plan terms, entirely at your or their own cost (as determined for COBRA premium purposes). Notwithstanding any shorter period that may be provided under COBRA, the Company will make its group health and dental plans (or reasonably comparable health and dental insurance) available to you and your qualified dependents for three years following the Date of Retirement, such coverage to be entirely at your or their own cost (as determined for COBRA premium purposes).

           9. Return of Property. In accordance with Section 4 of the Nondisclosure Agreement, dated as of March 9, 1998, by and between you and Bay Apartment Communities, Inc. (a predecessor name to the Company), and incorporated in the Employment Agreement as Annex B ("Nondisclosure Agreement"), you agree that, on or promptly following the Date of Retirement, you will promptly return to the Company (a) all records, correspondence, notes, financial statements, computer printouts and other documents and recorded material of every nature (including copies thereof) that may be in your possession or control dealing with Confidential Information (as defined in Section 8 of the Nondisclosure Agreement), provided, however, that you may keep your laptop computer and personal home computer, but at the Company's request, you will allow the Company to delete all Company records therefrom and to discontinue computer access to the Company's computer files. Additionally, you may keep materials you properly possess in your capacity as a Director, and may download and keep your calendar and rolodex (except to the extent that the Company reasonably and specifically notifies you that any such information constitutes Confidential Information, in which case the specifically cited information may not be downloaded).

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Gilbert M. Meyer
March 24, 2000
Page 8



           10.     Non-Compete   Section 8(a) of the Employment Agreement is
hereby amended and restated and incorporated herein as of the Effective Date as follows:

                   For so long as Executive remains a Director of the Company, Executive shall not, without the prior written consent of the Board of Directors, become associated with, or engage in any "Restricted Activities" with respect to any "Competing Enterprise," as such terms are hereinafter defined, whether as an officer, employee, principal, partner, agent, consultant, independent contractor or shareholder. "Competing Enterprise," for purposes of this Agreement, shall mean any person, corporation, partnership, venture or other entity which (a) is a publicly traded real estate investment trust, or (b) is engaged in the business of managing, owning, leasing or joint venturing residential real estate within 30 miles of residential real estate owned or under management by the Company or its affiliates. "Restricted Activities," for purposes of this Agreement, shall mean executive, managerial, directorial, administrative, strategic, business development or supervisory responsibilities and activities relating to all aspects of residential real estate ownership, management, residential real estate franchising, and residential real estate joint-venturing.

                   (a) The Executive's interest in and performance of services for Greenbriar Homes Communities, Inc. and its affiliates (collectively, "Greenbriar"), shall not be deemed to be an association with or engaging in Restricted Activities with respect to any Competing Enterprise within the meaning of this
                          Section 8(a) of the Employment Agreement, but only to the extent that his association with or involvement with Greenbriar relates to the single family, for-sale home business.

                   (b) The Executive's investment of personal funds in apartment buildings, developments or complexes and the Executive's investment of personal funds in partnerships that invest in apartment buildings, developments or complexes shall not be deemed to be an association with or engaging in Restricted Activities with respect to any Competing Enterprise within the meaning of this Section 8(a) of the Employment Agreement, but only to the extent that (i) such personal investments of equity capital do not exceed $20,000,000 in the aggregate (inclusive of such investments already made) for all such investments (which value is determined at cost as of the date of the Executive's initial


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Gilbert M. Meyer
March 24, 2000
Page 9
                          cash investment) and (ii) such personal funds account for at least 75% of the equity capital invested in any such building, development, complex or partnership. Personal funds include the funds of the Executive's immediate family, any family trusts and any family partnership.

                   (c) In addition the Executive may request consent from the Board to engage in any activity that he believes is not competitive with the Company's then current business or prospective business, and the Board will not unreasonably withhold its consent if the Board concludes in good faith that such activity is not in competition with the Company's then current business or prospective business.

                   (d) The provisions regarding non-competition above in no way shall limit the Executive's fiduciary and common law obligations to the Company in his role as a Director of the Company.

           11. Exclusivity. This Agreement sets forth all the consideration to which you are entitled by reason of your retirement and resulting termination of your employment, and you agree that you shall not be entitled to or eligible for any payments or benefits under any other Company severance, bonus, retention or incentive policy, arrangement or plan.

           12. Tax Matters. All payments and other consideration provided to you pursuant to this Agreement shall be subject to any deductions, withholding or tax reporting that the Company reasonably determines to be required for tax purposes; provided, that nothing contained in this Section 12 affects your independent obligation and primary responsibility, which obligation and responsibility you hereby affirm, to determine and make proper judgments regarding the payment of taxes under applicable law. In the case of non-cash compensation (i.e., vesting of restricted stock, loan forgiveness, etc.) you hereby authorize the Company to offset amounts required to be withheld against any other cash compensation or fees then payable by the Company to you, including Fees under the Consulting Agreement.

           13. Sale of Equity Interests. On or prior to the Date of Retirement, you will sell to Bryce Blair or another designee of the Company all of your interests in AvalonBay Services I, Inc. and AvalonBay Services II, Inc. pursuant to documents substantially similar in terms to those used when you purchased such shares from Charles Berman. The price therefor will be the fair price as determined by you and the Company, which price you acknowledge has not changed significantly since you purchased said shares from Charles Berman.

Gilbert M. Meyer
March 24, 2000
Page 10
           14.     Notices, Acknowledgments and Other Terms

                   (a) This Agreement shall become effective on the Effective Date of the Separation Agreement (as defined in Section 7(d) thereof) (the "Effective Date").

                   (b) You are advised to consult with an attorney and tax advisor before signing this Agreement. You acknowledge that you have consulted with an attorney of your choice.

                   (c) By signing this Agreement, you acknowledge that you are doing so voluntarily and knowingly, fully intending to be bound by this Agreement. You also acknowledge that you are not relying on any representations by any representative of the Company concerning the meaning of any aspect of this Agreement.

                   (d) In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or the Company. Section headings and parenthetical explanations of section references are for convenience only and shall not be used to interpret the meaning of any provision or term of this Agreement.

                   (e) Any notices required to be given under this Agreement shall be provided in writing and delivered by hand or certified mail, and shall be deemed to have been duly given when received at the following addresses, unless and to the extent that notice of change of address has been duly given hereunder


                   If to you at:

                   Mr. Gilbert M. Meyer
                   26007 Torello Lane
                   Los Altos Hills, CA 94022

                   with a copy to:

                   Ethan Lipsig, Esq.
                   Paul, Hastings, Janofsky & Walker LLP
                   555 South Flower Street
                   Los Angeles, CA 90071-2371

                   If to the Company, to it at:

                   AvalonBay Communities, Inc.

Gilbert M. Meyer
March 24, 2000
Page 11
                   2900 Eisenhower Avenue, Third Floor
                   Alexandria, VA 22314
                   Attention: Chief Executive Officer

                   with a copy to:

                   AvalonBay Communities, Inc.
                   2900 Eisenhower Avenue, Third Floor
                   Alexandria, VA 22314
                   Attention: General Counsel

                   and a copy to:

                   Joseph A. Piacquad, Esq,
                   Goodwin, Procter & Hoar  LLP
                   Exchange Place
                   Boston, MA 02109-2881

                   (f) The law of the State of Maryland will govern any dispute about this Agreement, including any interpretation or enforcement of this Agreement.

                   (g) In the event that any provision or portion of a provision of this Agreement shall be determined to be illegal, invalid or unenforceable, the remainder of this Agreement shall be enforced to the fullest extent possible and the illegal, invalid or unenforceable provision or portion of a provision will be amended by a court of competent jurisdiction, or otherwise thereafter shall be interpreted, to reflect as nearly as possible without being illegal, invalid or unenforceable the parties' intent if possible. If such amendment or interpretation is not possible, the illegal, invalid or unenforceable provision or portion of a provision will be severed from the remainder of this Agreement and the remainder of this Agreement shall be enforced to the fullest extent possible as if such illegal, invalid or unenforceable provision or portion of a provision was not included.

                   (h) This Agreement may be modified only by a written agreement signed by you and an authorized representative of the Company.

                   (i) This Agreement, the Separation Agreement and the Consulting Agreement and Sections 4(b), 6, 7(d), 8(a) (as amended by Section 10 of the Retirement Agreement), 8(b) (as clarified hereinbelow), 8(c) and 13(a) (as amended by Section 5 of the Separation Agreement), and Annex B of the Employment Agreement which are incorporated herein, constitute the entire agreement between the parties with respect to the subject matter hereof and, except as expressly provided therein, supersede all prior

Gilbert M. Meyer
March 24, 2000
Page 12
agreements between the parties with respect to any related subject matter. Without limiting your fiduciary duties as a Director, it is hereby acknowledged that the contractual one year non-solicitation clause in Section 8(b) of the Employment Agreement expires one year after the May 10, 2000, Date of Retirement.

                   (j) Subject in all events to applicable law, in the event of your death any payments or other consideration then due and payable or deliverable to you by the Company under this Agreement will be paid or delivered to your designated beneficiary, or, if you are not survived by such designated beneficiary, or you fail to effectively designate a beneficiary, to your estate. The Company acknowledges that you have designated The Meyer 1997 Irrevocable Trust, dated February 10, 1997, Jo Ann Conner, or her successor, Trustee, as the beneficiary. You may designate a beneficiary or change such designation from time-to-time in accordance with the notice provisions of this Agreement. The Company will reasonably cooperate with you to modify this provision to the extent reasonably necessary so as to give effect to the purpose of this provision in a manner that complies with applicable laws.

                   (k) This Agreement shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their heirs, administrators, representatives, executors, successors, and assigns.

           If you agree to these terms, please sign and date below and return this Agreement to the Company's Chief Executive Officer. This Agreement may be executed in counterparts and/or by facsimile transmission, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.


                                   Sincerely,


                                   AvalonBay Communities, Inc.


                                   By: /s/ RICHARD L. MICHAUX
                                       ----------------------
                                           Richard L. Michaux
                                           Its: Chief Executive Officer

Gilbert M. Meyer
March 24, 2000
Page 13

Accepted and Agreed to:


/s/ GILBERT M. MEYER
------------------------
Gilbert M. Meyer

Dated:  March 24, 2000
        ----------------

Gilbert M. Meyer
March 24, 2000
Page 14

                                    EXHIBIT A

                             RESTRICTED STOCK GRANTS

                    --------------------------------------
                        Issue Date         Total Shares
                    --------------------------------------
                       1/24/97                   20,000
                    --------------------------------------
                       1/30/98                   10,000
                    --------------------------------------
                       2/17/99                    6,200
                    --------------------------------------
                       2/28/00                    7,260
                    --------------------------------------
                       TOTAL:                    43,460
                    --------------------------------------

Gilbert M. Meyer
March 24, 2000
Page 15

                                    EXHIBIT B

                                  STOCK OPTIONS


----------------------------------------------------------------------------------------------------------
            ISSUE DATE          SHARES          STRIKE $           EXERCISED       OUTSTANDING
----------------------------------------------------------------------------------------------------------
             3/10/94            100,000         $20.0000               --            100,000
----------------------------------------------------------------------------------------------------------
             3/31/95             60,000         $18.3750               --             60,000
----------------------------------------------------------------------------------------------------------
             1/26/96             40,000         $23.3750               --             40,000
----------------------------------------------------------------------------------------------------------
             1/24/97            100,000         $36.6250               --            100,000
----------------------------------------------------------------------------------------------------------
             1/30/98            100,000         $37.9375               --            100,000
----------------------------------------------------------------------------------------------------------
             2/17/99             62,000         $32.0000               --             62,000
----------------------------------------------------------------------------------------------------------
             2/28/00             59,400         $33.7500               --             59,400
----------------------------------------------------------------------------------------------------------
              TOTAL:            521,400           N/A                  --            521,400
----------------------------------------------------------------------------------------------------------